Exhibit 10.1

EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT (the “Agreement”) dated as of the 27th day of September 2017 by and between Thomas W. Burnell, an individual residing at [                                                   ] (“Executive”) and True Nature Holding, Inc., a Delaware corporation with its principal office at 1355 Peachtree Street, Suite 1150, Atlanta, Georgia (the “Company”).
W I T N E S S E T H:
WHEREAS, the Company wishes to engage Executive as its president and chief executive officer and desires to obtain the benefits of Executive’s knowledge, skill and ability in connection with building and managing the operations of the Company and to employ Executive on the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, the parties agree as follows:
1.          Employment and Duties.
(a)          Subject to the terms and conditions hereinafter set forth, the Company hereby employs Executive as its president and chief executive officer during the Employment Term, as hereinafter defined, with a starting date of October 2, 2017 (the “Effective Date”).  As president and chief executive officer of the Company, Executive shall have the duties and responsibilities associated with the president and chief executive officer of a public corporation.  In addition, Executive will assist the Company in identifying and hiring a management and executive team. Executive shall report to the Company’s board of directors (the “Board”). Executive shall also perform such other duties and responsibilities as may be determined by the Board, as long as such duties and responsibilities are consistent with those of the president and chief executive officer.
(b)          Promptly following the Effective Date, the Company shall include Executive as one of the Board nominees for election as a director, and, if elected as a director, Executive shall serve as a member of the Board during the Employment Term. Additionally, Executive shall serve as a director of each of the subsidiaries of the Company, and in such executive capacity or capacities with respect to any subsidiary or affiliate of the Company, provided that such duties are consistent with those of the Company’s president and chief executive officer.  An “affiliate” of the Company shall mean any person who controls, is controlled by or is under common control with the Company, as the case may be.
(c)          The “Employment Term” shall mean the period commencing on the Effective Date and continuing for a period of thirty-six (36) months from such date, unless terminated earlier pursuant to Section 5 of this Agreement.
2.          Executive’s Performance.  Executive hereby accepts the employment contemplated by this Agreement. During the Term, Executive shall perform his duties diligently, in good faith and in a manner consistent with the best interests of the Company, and, during the Employment Term, he shall devote substantially all of his business time to the performance of his duties under this Agreement.
3.          Compensation and Other Benefits.
(a)          For his services during the Employment Term, the Company shall pay Executive a salary (“Salary”) at the annual rate of $300,000. All payments for Salary shall be payable in such installments as the Company regularly pays its executive officers, but not less frequently than semi‑monthly; provided, that, Executive agrees and recognizes that until the earlier of (i) such time that the Company is sufficiently funded, which determination shall be made collectively by management of the Company and the Board, and (ii) ninety (90) days following the Effective Date (the “Accrual Period”), the Salary for Executive shall accrue but shall not be paid.  Immediately following the Accrual Period, all accrued but unpaid Salary shall be paid in full, and the Salary shall be paid and payable no less frequently than semi-monthly.  In the event that the Company is unable to pay the accrued Salary at the end of the Accrual Period, Executive may resign without relinquishing any right to compensation earned to date (including, without limitation, $50,000 on account of the allocable portion of the annual bonus and any of the Restricted Stock Grant the restrictions with respect thereto have lapsed).
(b)          In addition to Salary, Executive shall receive the following benefits during the Employment Term:
(i)          An annual bonus of up to $200,000, subject to Board approval and payable quarterly in four (4) equal installments over the course of each year as directed by the Board, beginning ninety (90) days following the Effective Date;
(ii)          An equity grant in the form of an aggregate of 1,000,000 shares of the Company’s common stock (collectively, the “Restricted Stock Grant”) shall be issued to the Executive on the Effective Date.  The restrictions with respect to such shares shall lapse on the dates set forth below (each, a “Lapsing Date”), provided that the Executive remains employed by the Company as of each Lapsing Date. In the event of a change of control of the Company or Executive is terminated by the Company not for Cause, or Executive resigns for Good Reason, all of the restrictions applicable to the Restricted Stock Grant as of such event shall lapse, and none of the Restricted Stock Grant shall be subject to restrictions.  Once restrictions on shares subject to the Restricted Stock Grant have lapsed, the Executive shall be free to retain, transfer, sell or otherwise convey such shares.
(A)          80,000 shares shall vest in full and be issued as a signing bonus on the Effective Date;
(B)          An aggregate of 420,000 shares shall be subject to a reverse vesting schedule of 35,000 shares per quarter beginning on January 1, 2018, and continuing for the next eleven (11) quarters thereafter;
(C)          An aggregate of 500,000 shares shall be subject to a reverse vesting schedule that comports with Executive meeting the following enumerated milestones:
(I)          100,000 shares upon receipt by the Company of a minimum of $2,000,000 in gross proceeds from a financing;
(II)          100,000 shares upon the Company securing a credit line of a minimum of $5,000,000 from a bank or institution;
(III)          150,000 shares upon the filing of the Company’s annual report on Form 10-K reflecting a minimum of $20,000,000 in revenues; and
(IV)          150,000 shares upon the filing of the Company’s annual report on Form 10-K  reflecting a minimum of $0.10 Earnings Per Share increase after tax.

(iii)          Such insurance, including major medical health insurance and life insurance, as the Company provides its executive officers.
(iv)          Vacation in accordance with Company policy1.
(v)          Eligibility to participate in such pension and other benefit plans that are available to executive officers of the Company.
(c)          During the Employment Term, Executive shall be eligible for other such discretionary bonuses and restricted stock grants, stock options or other equity-based incentives as shall be determined by the Company’s Compensation Committee, which shall include, but not be limited, to restricted stock grants made for facilitating acquisitions.
4.          Reimbursement of Expenses.  The Company shall reimburse Executive, upon presentation of proper expense statements, for all ordinary and necessary out‑of‑pocket expenses reasonably incurred by Executive during the Employment Term in connection with the performance of his services pursuant to this Agreement in accordance with the Company’s expense reimbursement policy. Executive’s expenses shall include reasonable expenses relating to his continuing education, as reasonably determined by the Company’s Board.
5.          Termination of Employment.
(a)          This Agreement and Executive’s employment hereunder shall terminate immediately upon his death.
(b)          This Agreement and Executive’s employment can be terminated upon ten (10) days written notice from the Chairman of the Board following a vote in favor of termination from a majority of the Board.
(c)          This Agreement and Executive’s employment relationship pursuant to this Agreement, may be terminated by the Executive or the Company on not less than thirty (30) days’ written notice in the event of Executive’s Disability. The term “Disability” shall mean any illness, disability or incapacity of the Executive which prevents Executive from substantially performing his regular duties for a period of four (4) consecutive months or four months, even though not consecutive, in any twelve (12) month period.
(d)          The Company may terminate this Agreement and Executive’s employment  pursuant to this Agreement immediately for Cause, in which event no further compensation shall be payable to Executive and the Company shall have no further obligation to Executive subsequent to the date of such termination. The date of termination shall be the date of the written notice from the Company stating that Executive’s employment is terminated for Cause.
The term “Cause” shall mean:
(i)          repeated failure of Executive to perform material instructions from the Board, provided that such instructions are reasonable and consistent with Executive’s duties as set forth in Section 1 of this Agreement, or any other material failure or refusal by Executive to perform his duties required by said Section; provided, however, that Executive shall have received written notice from the Board

1 Executive has already arranged for a vacation from November 1st through the 17th but will be accessible by phone and he intends to check emails regularly.

specifying the nature of such failure in reasonable detail and Executive shall have failed to cure the failure within five (5) business days after receipt of such notice, if cure is achievable in such timeframe, and if not, within such period during which cure is achievable;
(ii)          a material breach of Sections 6, 7 or 8 of this Agreement, provided, however, that Executive shall have received written notice from the Board specifying the nature of such breach in reasonable detail and Executive shall have failed to cure the breach within five (5) business days after receipt of such notice;
(iii)          any fraudulent or dishonest conduct by Executive or any other conduct by Executive which materially damages the Company or any of its affiliates or their property, business or reputation;
(iv)          a conviction of, or guilty plea or plea of nolo contendere by, of Executive of (x) any felony or (y) any other crime involving fraud, theft, embezzlement or use or possession of illegal substances;
(v)          the admission by Executive of any matters set forth in Section 5(c)(iv) of this Agreement; or
(vi)          as an officer of a public company which is subject to the Securities Act of 1933, as amended and the Securities Exchange Act of 1934 (collectively, the “Acts”), any action or inaction pursuant to which the Company or the Executive may be deemed to be in material violation of the Acts.
(e)           Executive may resign his employment with the Company for “Good Reason”.  For purposes of this Agreement, “Good Reason” means, without Executive’s express written consent and in each case without cure within a ten (10) day period following receipt by the Company of written notice from Executive of the event claimed to be cause for Good Reason, within forty-five (45) days of the occurrence of such event: (i) a diminution or reduction of the Executive’s duties, position, title or responsibilities relative to Executive’s duties, position or responsibilities in effect immediately prior to such diminution or reduction; (ii) a substantial reduction, without good business reasons, of the facilities and perquisites available to Executive immediately prior to such reduction; (iii) a reduction by Company of Executive’s Salary as in effect immediately prior to such reduction or a failure by the Company to pay any such amounts when due; or (iv) a material reduction by Company in the kind or level of employee benefits to which Executive is entitled immediately prior to such reduction with the result that Executive’s overall benefits package is significantly reduced.
(f)          In the event Executive resigns his employment with the Company not for Good Reason prior to the first (1st) anniversary of the Effective Date, Executive will reimburse to the Company any bonus payment made in the immediately preceding calendar quarter.
(g)          Subject to Section 5(h), in the event that the Company terminates this Agreement and Executive’s employment other than for Cause, or in the event Executive resigns his employment for Good Reason:
(i)          the Company will continue to provide Executive with his Salary for a period of six (6) months following the termination date, payable in substantially equal installments on the Company’s regularly scheduled payroll dates; provided that the first payment shall be made on the next regularly scheduled payroll date following the thirty-third (33rd) day following Executive’s termination date and shall include payment of any amounts that would otherwise be due prior thereto;
(ii)          any cash bonus earned with respect to a performance period or proportionate part thereof ending prior to the date of such termination but unpaid as of such date, payable at the same time in the year of termination as such payment would be made if Executive continued to be employed by the Company;
(iii)          subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay the monthly amount of the COBRA continuation coverage premium under the Company’s group medical plans as in effect from time to time less the amount of Executive’s portion of the premium as if Executive was an active employee (the “Monthly Premium”) until the earliest of: (i) six (6) months following the termination date; (ii) the date Executive is no longer eligible for benefits under COBRA; or (iii) the date Executive obtains other employment that offers medical benefits (the “Benefits Period”); provided, however, if the Company’s payment of the Monthly Premium would subject the Company to any tax or penalty under the Patient Protection and Affordable Care Act or Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall instead provide Executive with a taxable cash payment equal to the Monthly Premium each month during the Benefits Period which Executive may, but is not required to, utilize towards the cost of health insurance coverage; provided, further, that the first payment shall be paid on the thirty-third (33rd) day following Executive’s termination date and shall include any amounts due prior thereto; and
(iv)          all of the restrictions applicable to the Restricted Stock Grant shall lapse, and none of the Restricted Stock Grant shall be subject to vesting restrictions.
(v)          The restrictions set forth in Section 7(a) of this Agreement shall terminate.
(h)          All payments and benefits due to Executive under Section 5(g) (collectively, “Severance”) shall only be payable if Executive (or Executive’s beneficiary or estate) delivers to the Company and does not revoke (under the terms of applicable law) a general release of all claims in a form provided by the Company.  Such general release shall be delivered by the Company within five (5) days following termination and shall be executed and delivered (and no longer subject to revocation) within thirty-three (33) days following termination.  Failure to timely execute and return such release or revocation thereof shall be a waiver by Executive of Executive’s right to the Severance.  In addition, the Severance shall be conditioned on Executive’s compliance with Sections 6, 7 and 8 hereof.
6.          Trade Secrets and Proprietary Information.
(a)          Executive recognizes and acknowledges that the Company, through the expenditure of considerable time and money, has developed and will continue to develop in the future information concerning customers, clients, marketing, products, services, business, research and development activities and operational methods of the Company and its customers or clients, contracts, financial or other data, technical data or any other confidential or proprietary information possessed, owned or used by the Company, the disclosure of which could or does have a material adverse effect on the Company, its businesses, any business in which it proposes to engage, its operations, financial condition or prospects and that the same are confidential and proprietary and considered “confidential information” of the Company for the purposes of this Agreement. In consideration of his employment during the Employment Term, Executive agrees that he will not, during or after the Employment Term, without the consent of the Board or as required to fulfill his duties, make any disclosure of confidential information to any person, partnership, corporation or entity, except that nothing in this Agreement shall be construed to prohibit Executive from using or disclosing such confidential information(a) if such disclosure is necessary in the normal course of the Company’s business or in accordance with policies or instructions or authorization from the Board, (b) Executive can demonstrate that such information shall have (i) become public knowledge other than by or as a result of an inappropriate disclosure by Executive, (ii) been developed by Executive independent of any of the Company’s confidential or proprietary information (iii) been disclosed to Executive by a person not subject to a confidentiality agreement with or other obligation of confidentiality to the Company, or (iv) was in Executive’s possession prior to disclosure by the Company.
(b)          In the event that any confidential information is required to be produced by Executive pursuant to legal process, Executive shall give the Company notice of such legal process within a reasonable time, but not later than ten (10) business days prior to the date such disclosure is to be made, unless Executive has received less notice, in which event Executive shall immediately notify the Company.  The Company shall have the right to object to any such disclosure, and if the Company objects (at the Company’s cost and expense) in a timely manner so that Executive is not subject to penalties for failure to make such disclosure, Executive shall not make any disclosure until there has been a court or regulatory determination on the Company’s objections.  If disclosure is required by a court or regulatory order, final beyond right of review, or if the Company does not object to the disclosure, Executive shall make disclosure only to the extent that disclosure is required by the court or regulatory order, and Executive will exercise reasonable efforts at the Company’s expense, to obtain reliable assurance that confidential treatment will be accorded to such confidential information.
(c)          Executive shall, upon expiration or termination of the Employment Term, or earlier at the request of the Company, turn over to the Company or destroy all documents, papers, computer disks or other material in Executive’s possession or under Executive’s control which may contain or be derived from confidential information.  To the extent that any confidential information is on Executive’s hard drive or other storage media, he shall, cause either such information to be erased from his computer disks and all other storage media or otherwise take reasonable steps to maintain the confidential nature of the material.
(d)          Executive further realizes that any trading in the Company’s common stock or other securities or aiding or assisting others in trading in the Company’s common stock or other securities, including disclosing any non-public information concerning the Company to a person who uses such information in trading in the Company’s common stock or other securities, constitutes a violation of federal and state securities laws.  Executive will not engage in any transactions involving the Company’s common stock or other securities while in the possession of material non-public information.
For the purposes of Sections 6, 7, 8 and 9 of this Agreement, the term “Company” shall include the Company, its subsidiaries and affiliates.
7.          Covenant Not To Solicit or Compete.
(a)          During the period from the Effective Date until one (1) year following the date on which Executive’s employment is terminated, Executive will not, directly or indirectly:
(i)          persuade or attempt to persuade any person or entity which is or was a customer, client or supplier of the Company to cease doing business with the Company, or to reduce the amount of business it does with the Company (the terms “supplier” “customer” and “client” as used in this Section 7 to include any potential customer or client to whom the Company submitted bids or proposals, or with whom the Company conducted negotiations, during the twelve (12) months preceding the termination of his employment, and actual suppliers, customers and clients of the Company during the twelve (12) months preceding the termination of his employment);
(ii)          solicit for himself or any other person or entity other than the Company the business of any person or entity which is a customer or client of the Company;
(iii)          persuade or attempt to persuade any employee of the Company, or any individual who was an employee of the Company during the one (1) year period prior to the termination of this Agreement, to leave the Company’s employ, or to become employed by any person or entity other than the Company; or
(iv)          engage in any business in the United States whether as an officer, director, consultant, partner, guarantor, principal, agent, employee, advisor or in any manner, which directly competes with the business of the Company as it is engaged in at the time of the termination of this Agreement, unless, at the time of such termination or thereafter during the period that the Executive is bound by the provisions of this Section 7, the Company ceases to be engaged in such activity, provided, however, that nothing in this Section 7 shall be construed to prohibit the Executive from owning an interest of not more than five (5%) percent of any public company engaged in such activities.
(b)          Executive will not, during or after the Employment Term, make any disparaging statements concerning the Company, its business, officers, directors and employees that could injure, impair, damage or otherwise affect the relationship between the Company, on the one hand, and any of the Company’s employees, suppliers, customers, clients or any other person with which the Company has or may conduct business or otherwise have a business relationship of any kind and description.  Nothing herein will limit Executive from responding or advocating a position in a legal proceeding, or as a matter of law, or as compelled by subpoena or legal process.  The Company will not make any disparaging statements concerning Executive; provided, however, that this sentence shall not be construed to prohibit the Company from giving factual information concerning Executive in response to inquiries that the Company believes are bona fide.
(c)          The Executive acknowledges that the restrictive covenants (the “Restrictive Covenants”) contained in Sections 6 and 7 of this Agreement are a condition of his employment is reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part of any of the Restrictive Covenants, is invalid or unenforceable, the remainder of the Restrictive Covenants and parts thereof shall not thereby be affected and shall remain in full force and effect, without regard to the invalid portion. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall have the power to reduce the geographic or temporal scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.
8.          Inventions and Discoveries. Executive agrees promptly to disclose in writing to the Company any invention, design, system, process, development or other discovery or intellectual property (collectively, “inventions and discoveries”) conceived, created or made by his during the Employment Term, whether created or developed by himself or with others, whether during or after working hours, in any business in which the Company is then engaged or which otherwise relates to any product or service dealt in by the Company and such inventions and discoveries shall be the Company’s sole property, regardless of whether such inventions and discoveries are otherwise treated as work performed for hire and regardless of whether such inventions and discoveries are or can be patented, registered or copyrighted. Upon the Company’s request and at the Company’s expense, Executive shall execute and assign to the Company all applications for copyrights, trademarks and letters patent of the United States and such foreign countries as the Company may designate, and Executive shall execute and deliver to the Company such other instruments as the Company deems necessary to vest in the Company the sole ownership of all rights, title and interest in and to such inventions and discoveries, as well as all copyrights and/or patents. Executive shall also give the Company all assistance it may reasonably require, including the giving of testimony in any suit, action, investigation or other proceeding in connection with the foregoing.
9.          Injunctive Relief. Executive agrees that his violation or threatened violation of any of the provisions of Sections 6, 7 or 8 of this Agreement may cause immediate and irreparable harm to the Company. In the event of any breach of any of said provisions, the Company may seek preliminary and permanent injunctions by a court of competent jurisdiction prohibiting Executive from any violation or threatened violation of such provisions and compelling Executive to comply with such provisions. This Section 9 shall not affect or limit, and the injunctive relief provided in this Section 9 shall be in addition to, any other remedies available to the Company at law or in equity or in arbitration for any such violation by Executive. Subject to Section 7(c) of this Agreement, the provisions of Sections 6, 7, 8 and 9 of this Agreement shall survive any termination of this Agreement and Executive’s employment pursuant to this Agreement.
10.          Indemnification. Upon entering into this Agreement, the Company shall indemnify the Executive  to such extent that it indemnifies all of its officers and directors.
11.          Representations by the Parties.
(a)          Executive represents, warrants, covenants and agrees that he has a right to enter into this Agreement, that he is not a party to any agreement or understanding, oral or written, which would prohibit performance of his obligations under this Agreement, and that he will not use in the performance of his obligations hereunder any proprietary information of any other party which he is legally prohibited from using.
(b)          The Company represents, warrants and agrees that it has full power and authority to execute and deliver this Agreement and perform its obligations hereunder.
12.          Withholding.  The Company shall be entitled to withhold from any amounts to be paid or benefits provided to Executive hereunder any federal, state or local withholding, FICA and FUTA contributions, or other taxes, charges or deductions which it is from time to time required to withhold.
13.          Section 409A.
(a)          The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.  In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on Executive under Code Section 409A or any damages for failing to comply with Code Section 409A.
(b)          A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered

“nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 13(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(c)          With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, provided, that, this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.
(d)          For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be determined at the reasonable discretion of the Company.
14.          Miscellaneous.
(a)          Executive will cooperate with the Company in connection with the Company’s application to obtain key-person life insurance on his life, on which the Company will be the beneficiary. Such cooperation shall include the execution of any applications or other documents requiring his signature and submission of insurance applications and submission to a physical.
(b)          Any notice, consent or communication required under the provisions of this Agreement shall be given in writing and sent or delivered by hand, overnight courier or messenger service, against a signed receipt or acknowledgment of receipt, or by registered or certified mail, return receipt requested, or telecopier or similar means of communication if receipt is acknowledged or if transmission is confirmed by mail as provided in this Section 12(b), to the parties at their respective addresses set forth at the beginning of this Agreement or by email to the Company counsel at acataneo@sheppardmullin.com or to Executive at twb84husker@gmail.com, with notice to the Company being sent to the attention of the individual who executed this Agreement on its behalf. Any party may, by like notice, change the person, email address, physical address or telecopier number to which notice is to be sent.

(c)          This Agreement shall in all respects be construed and interpreted in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York without regard to principles of conflicts of laws except that the provisions of Section 10, as it relates to the Company shall be governed by the Delaware General Corporation law.
(d)          Except for actions, suits, or proceedings taken pursuant to or under Section 6, 7, 8 or 9 of this Agreement, any dispute concerning this Agreement or the rights of the parties hereunder shall be submitted to binding arbitration in New York before a single arbitrator jointly selected by the parties under the rules of the American Arbitration Association. If the parties shall be unable to agree upon an arbitrator, then each party shall designate one arbitrator and the two arbitrators shall select a third single arbitrator.  The award of the arbitrator shall be final, binding and conclusive on all parties, and judgment on such award may be entered in any court having jurisdiction. The arbitrator shall have the power, in his or his discretion, to award counsel fees and costs to the prevailing party.
(e)          If any term, covenant or condition of this Agreement or the application thereof to any party or circumstance shall, to any extent, be determined to be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law, and any court or arbitrator having jurisdiction may reduce the scope of any provision of this Agreement, including the geographic and temporal restrictions set forth in Section 7 of this Agreement, so that it complies with applicable law.
(f)          This Agreement constitutes the entire agreement of the Company and Executive as to the subject matter hereof, superseding all prior or contemporaneous written or oral understandings or agreements, including any and all previous employment agreements or understandings, all of which are hereby terminated, with respect to the subject matter covered in this Agreement; his Agreement may not be modified or amended, nor may any right be waived, except by a writing which expressly refers to this Agreement, states that it is intended to be a modification, amendment or waiver and is signed by both parties in the case of a modification or amendment or by the party granting the waiver. No course of conduct or dealing between the parties and no custom or trade usage shall be relied upon to vary the terms of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
(g)          No party shall have the right to assign or transfer any of its or his rights hereunder except that the Company’s rights and obligations may be assigned in connection with a merger of consolidation of the Company or a sale by or the Company of all or substantially all of its business and assets.
(h)          This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, executors, administrators and permitted assigns.
(i)          The headings in this Agreement are for convenience of reference only and shall not affect in any way the construction or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

TRUE NATURE HOLDING, INC.

By:
Name:  Dr. Jordan Balencic
Title:    Chairman

EXECUTIVE:

Thomas W. Burnell